House of Taylor Jewelry Retains Roth Capital Partners

As Financial Advisor

Los Angeles, CA, November 8, 2005 – House of Taylor Jewelry, Inc. (OTCBB: HJWL), an international multi-brand jewelry manufacturing and marketing company whose principal shareholders include Elizabeth Taylor and Kathy Ireland, announced today that it has retained Roth Capital Partners, LLC, to act as its financial advisor.

“We are very pleased that Roth Capital Partners will serve as our financial advisor and we look forward to working with them as we grow our business” said Jack Abramov, the Company’s CEO.

Roth Capital was chosen as financial advisor because of its expertise in the retail and consumer products sectors, and its focus on the micro- and small cap markets.

About House of Taylor Jewelry

House of Taylor Jewelry, Inc. is a Los Angeles-based international jewelry company whose principal shareholders include Dame Elizabeth Taylor, Kathy Ireland and members of the Abramov family. House of Taylor Jewelry serves fine jewelry retailers worldwide with diverse jewelry creations marketed under the prestigious House of Taylor® Jewelry brand. The company is implementing a business model that involves manufacturing and marketing its own fine jewelry products under its Elizabeth®, House of Taylor Jewelry®, Kathy Ireland Jewelry® and Mirabelle® brands, while leveraging the scale, manufacturing resources, distribution and marketing infrastructures of some of the leading fine jewelry manufacturers in the world. More information on the company can be found at http://www.hotj.com.

About Roth Capital Partners, LLC

Since 1984 Roth Capital Partners, LLC (“Roth”) has been a leader and innovator in the small and micro cap markets.  Roth’s exclusive focus is providing a full spectrum of investment banking services, including raising capital, research coverage, creating liquidity, trading and market making, merger and acquisition advisory services, sales support, and investor conferences, to our corporate and institutional clients.  Visit the Roth Capital Partners website at www.rothcp.com.

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Contact:

Chris Rosgen

Capital Market Relations

(949) 481-9739

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: the availability of funding for current and future operations; the acceptance of our branded products in the marketplace; and the characteristics and pricing of our branded products as compared to competing products as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.